UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 29, 2006

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 22, 2006, the Compensation Committee of the Board of Directors of Sycamore Networks, Inc. (the "Company") resolved that the Company was authorized to enter into Amendment Number 1 (the “Amendment”) to the Non-Qualified Stock Option Agreement with Mr. Kevin Oye, Vice President of Systems and Technology for the Company, under the Sycamore Networks, Inc. 1999 Stock Incentive Plan (as amended, the "Plan").

The Amendment, entered into on December 29, 2006, modified the Non-Qualified Stock Option Agreement (the “Option Agreement”) between Mr. Oye and the Company dated April 29, 2002 relating to options to purchase 1,000,000 shares of common stock of the Company (the “Shares”), in order to ensure that the Exercise Price Per Share (as defined in the Plan) for all Options (as defined in the Plan) subject to the Option Agreement vesting on or after January 1, 2005 would be equal to the fair market value (as defined in the Plan) of the Shares on the grant date.

The Amendment increased the Exercise Price Per Share for the 166,667 Options which vest on or after January 1, 2005 from $3.34 to $3.40, which represents the fair market value of the Options on the date currently believed to be the best available estimate of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ Richard J. Gaynor
Richard J. Gaynor
Chief Financial Officer
Vice President, Finance and Administration,
Secretary and Treasurer
(Duly Authorized Officer and Principal
Financial and Accounting Officer)

Dated:	January 3, 2007